Exhibit 99.1

PRESS RELEASE

For more information contact:	For immediate release
Michael M. Ciaburri
President & Chief Operating Officer
(203) 782-1100

New Haven, Connecticut (August 23, 2005) - Southern Connecticut Bancorp, Inc. (AMEX:SSE) headquartered in New Haven, Connecticut, is pleased to announce the hiring of John H. Howland as Executive Vice President, Chief Administrative Officer of both Southern Connecticut Bancorp, Inc. and The Bank of Southern Connecticut. Mr. Howland will be responsible for all regulatory matters for both companies as well as the day-to-day operations of the Holding Company and Bank. He will report directly to Michael M. Ciaburri, President and COO of both Southern Connecticut Bancorp, Inc. and The Bank of Southern Connecticut.

Mr. Howland was formerly Director-Investment Banking, Financial Institutions Department for A. G. Edwards & Sons, Inc. in Boston, MA for six years, and is a graduate of Bowdoin College and the University of Maine Law School. He and his family will be relocating from Massachusetts to the New Haven area.

About Southern Connecticut Bancorp, Inc.

Southern Connecticut Bancorp, Inc. is a commercial bank holding company that is anchored by its wholly owned subsidiary, The Bank of Southern Connecticut in New Haven, Connecticut. Bancorp is a provider of commercial banking services to its target client base ranging from small to midsized companies whose annual sales range from $1,000,000 to $30,000,000. Bancorp’s services include a wide range of deposit, loan and other basic commercial banking products along with consumer banking products as well. Traded on the American Stock Exchange as SSE, Bancorp can also be found on the internet at www.scbancorp.com and at two locations in New Haven and one location in Branford, Connecticut. A new subsidiary commercial bank, The Bank of Southeastern Connecticut, to be located in New London, Connecticut, is expected to commence operations in the fourth quarter of 2005.

*********

Certain statements contained in this release and in other written materials and statements we may issue, including without limitation statements containing the word “believes”, “anticipates”, “intends”, “expects”, “estimates”, “could”, “would”, “will”, or words of similar import, constitute forward-looking statements within the meaning of the federal securities laws.

Such forward-looking statements involve risks, uncertainties and other factors that may cause our actual future results, performance or achievements to be materially different from any future results expressed or implied by such forward-looking statements. Such factors include, among others, a limited operating history and volatility of earnings, our dependence on our executive management and Board of Directors, our business concentration in small to midsized businesses in the New Haven and New London, Connecticut areas, as well as changes in our business, competitive market and regulatory conditions and strategies. Additional information concerning factors that could impact forward-looking statements can be found in the companies periodic public filings with the Securities and Exchange Commission and in the section captioned ‘Risk Factors” in our report on Form 10-KSB, filed on March 28, 2005 pursuant to the Securities Act of 1933 as amended. Given these uncertainties, readers are cautioned not to place any undue reliance on such forward-looking statements. We disclaim any intent or obligation to update these forward-looking statements to reflect facts, assumptions, circumstances or events that occur after the date on which such forward-looking statements were made.